EXHIBIT 10.18
EMPLOYMENT, NON-COMPETITION AND
NON-SOLICITATION AGREEMENT
     THIS AGREEMENT (“Agreement”) is made this 23rd day of November, 2010 by and between FRANCIS DRILLING FLUIDS, LTD., a Louisiana corporation with a principal place of business at 240 Jasmine Rd., Crowley, LA 70526 (the “Company” and/or “Francis Drilling”), and JUDE N. GREGORY, an individual residing at 1917 W. St. Mary Blvd., Lafayette, LA 70506 (the “Employee”).
     WHEREAS, NYTEX Energy Holdings, Inc. (“NYTEX”) is acquiring the entire ownership of Francis Drilling through its wholly owned subsidiary, NYTEX FDF Acquisition, Inc. as of the date of this Agreement (the “Transaction”);
     WHEREAS, the Employee has been employed at the Francis Drilling business as an employee and manager since March 1, 1994;
     WHEREAS, this Agreement sets the terms and conditions of employment with the Company, which will begin on November 23, 2010, (the “Commencement Date”) should the offer be accepted;
     WHEREAS, the Company desires to secure the employment services of the Employee in the position as Vice President and Chief Financial Officer (“Position”) reporting to the President & CEO and EVP at the Company’s office located at 100 Asma Blvd Suite 100 Lafayette, LA 70508 or so designated by the Company which will start on the Commencement Date;
     WHEREAS, in consultation with the Employee, the Company will set certain performance goals for the Employee and the Company at the start of each fiscal years 2011 and 2012;
     WHEREAS, the Employee possesses substantial knowledge and has substantial experience with respect to the oilfield services business;
     WHEREAS, the Employee has agreed to enter into certain non-competition and other restrictive covenants upon the terms and conditions set forth herein; and
     WHEREAS, the Company would not have entered into and closed the Transaction but for the execution and delivery of this Agreement by the Employee.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
1.	Employment. The Company hereby agrees to employ Employee in his Position. Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement and Employee agrees to perform all of such duties and responsibilities faithfully, industriously, and to the best of Employee’s ability, experience, and talents, to the Company’s reasonable satisfaction. As a condition of his employment, Employee further agrees to: (a) provide the Company with appropriate documents establishing his identity and right to work in the United States on a timely basis; and (b) provide verification of the information contained in his employment application, including satisfactory references and any standard drug screens.

2.	Compensation. Employee’s annual salary will be $150,000, less applicable tax and other voluntary withholdings, paid in bi-monthly installments in accordance with the Company’s normal payroll practices. Future increases in compensation, if any, will be made by the Company in its sole and absolute discretion, however the annual salary may be adjusted for an annual consumer price index (“CPI”) adjustment. This position is full-time, salaried position exempt from federal and state law wage and hour and overtime provisions.

3.	Term. This Agreement shall be for a term of two (2) years commencing on the Commencement Date (“Initial Term”), unless terminated pursuant to any term or condition of this Agreement. At the end of the Initial Term of this Agreement, the Agreement may automatically renew for two successive one-year terms, unless either Employee or Company provides written notice to the other on or before ten (10) days prior to the expiration of the then-current term, or such Parties elect to terminate this Agreement. Such Initial Term and all subsequent terms shall be referred to herein as the “Term” of this Agreement. In the event that the Agreement is renewed, all of the terms and conditions set out herein shall apply to the renewal term.

4.	Duties and Responsibilities / Duty of Loyalty. Employee agrees to perform in a diligent and faithful manner all duties and responsibilities traditionally assigned to, or falling within the normal responsibilities of, an individual employed in his Position and any additional duties or responsibilities as may be assigned by mutual agreement between the parties, including but not limited to those specific duties described in Exhibit “C” which is incorporated herein by reference. Employee further agrees to perform his duties in accordance with the orders, directions, advice, or instructions of the Company as given through the CEO or EVP of the Company. Employee agrees to devote his full time and attention to the performance of his duties and to the business and affairs of the Company. Employee further acknowledges and agrees that he owes a duty of loyalty and a fiduciary duty to the Company during his employment.
(i)	In addition, during the Term, the Employee shall use reasonable efforts to assist the Company with respect to: (a) overseeing all financial and fiscal management aspects of the Company’s operations, and providing for the coordination of the administrative, technology, business planning, accounting, and budgeting efforts of the Company, (b) creating, coordinating, and evaluating the financial programs and supporting information systems of the Company to include budgeting, tax planning, real estate, and conservation of assets, as well as overseeing the approval and processing of revenue, expenditure, position control documents, department budgets, salary updates, ledger, account maintenance, and data entry, (c) ensuring compliance with local, state, and federal budgetary reporting requirements, and developing and implementing finance, accounting, billing, and auditing procedures, (d) establishing and maintaining appropriate internal control safeguards, and interacting with other managers to provide consultative support to planning initiatives through financial and management information analyses, reports, and recommendations, (e) establishing and implementing short and long-range departmental goals, objectives, policies, operating procedures, and analyze cash flow, cost controls, and expenses to guide business operations and decisions, (f) ensuring records systems, and appropriate internal control safeguards are maintained in accordance with generally accepted auditing standards, and approving and coordinating changes and improvements in automated financial and management information systems for the Company, (g) coordinating the preparation of financial statements, financial reports, special analyses, and information reports, and analyzing financial statements to pinpoint potentially inadequate areas, (h) coordinating the implementation Human Resource services, policies, programs, and assisting and advising the Company’s senior management and department managers about Human Resources issues, and (i) originating and leading Human Resources practices and objectives that will provide an employee-oriented, high performance culture that emphasizes quality, high productivity and standards, goal attainment, and the recruitment and ongoing development of a superior workforce.

(ii)	Employee will expend his best efforts on behalf of Francis Drilling, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Employee agrees to act in the best interests of the Company at all times and devote his full business time and efforts to the performance of his assigned duties for the Company, unless Employee notifies the President & CEO in advance of his intent to engage in other paid work and receive the President & CEO’s express written consent to do so.
5.	Bonus. At the sole discretion of the Company, Employee may also be eligible to receive the performance and incentive based quarterly and annual bonuses set forth on Exhibit “A” to this Agreement (collectively the “Bonuses), incorporated herein by reference. The Bonuses shall be calculated and may be paid to Employee within 45 days of the quarter ended for any “Quarterly Bonus” and within 75 days of the Company’s fiscal year-end for any “Annual Bonus” as more fully set forth in Exhibit “A.”

6.	Stock Awards. Employee may also be entitled to certain stock awards of NYTEX under a stock compensation plan for key employees of the Company as outlined in Exhibit “B”, incorporated herein by reference, based upon achievement of certain financial targets outlined by management of the Company and these stock awards will be granted to Employee on the dates set forth on Exhibit “B.” The Company expressly reserves the right to modify or terminate these stock awards at its sole discretion.

7.	Benefits. To the extent applicable, Employee may also be entitled to participate in the Company’s existing 401(k) plan, health or medical insurance, welfare benefit plans, qualified plans, or other fringe benefit plans or programs, if any, provided by the Company to other full-time employees of the Company in accordance with the policies, practices, and procedures of the Company in effect from time to time. Nothing in this Agreement requires the Company to offer any such plan or benefit or restricts the Company’s ability to modify or terminate any such plan or benefit as it sees fit. The Company may change its benefit plans from time to time as it sees fit in its sole discretion in accordance with applicable laws.

8.	Company Vehicle. The Company will also furnish the Employee with a vehicle and provide all expenses associated with the vehicle and the Employee will be responsible for proper maintenance and care of the vehicle at all times.

9.	Disclosure of Confidential Information. The Company promises to give Employee its Confidential Information and Trade Secrets (defined herein) on and after the Commencement Date. During the Employee’s employment with the Company, the Company will provide the Employee with the Company’s Confidential Information and Trade Secrets, including continuing and enhanced access to the Company’s Confidential Information and Trade Secrets. The Employee agrees that for the longest period permitted by Louisiana State law following the Commencement Date, including but not limited to the period during and after the Term of this Agreement, he shall maintain all Confidential Information and Trade Secrets in confidence and shall not disclose any Confidential Information or Trade Secrets to anyone outside of the Company, and he shall not, directly or indirectly, use any Confidential Information or Trade Secrets for his own benefit or the benefit of any third party. Nothing in this Agreement, however, shall prohibit the Employee from using or disclosing Confidential Information or Trade Secrets to the extent (a) required by the Employee to enforce the terms of this Agreement or any other agreement or instruments executed and deferred in connection herewith, (b) defend any action, proceeding, or governmental inquiry against the Employee, or (c) as otherwise required by law or court order, provided, that if the Employee is required by applicable law to disclose any Confidential Information or Trade Secrets, the Employee shall (1) provide the Company with prompt notice before such disclosure in order that the Company may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information, and (2) cooperate with the Company in attempting to obtain such order or assurance.
(i)	In this Agreement, “Confidential Information” means information (except as it relates to the tax treatment or the tax structure of the transaction) regarding the Company to the extent it is Confidential (as herein defined), including the following: (1) information regarding operations, assets, liabilities or financial condition; (2) information regarding pricing, sales, marketing, capital expenditures, costs, joint ventures, business alliances, or purchasing; (3) information regarding employees or sales representatives, including their identities, responsibilities, competence and compensation; (4) customer lists or other information regarding current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (5) information regarding current or prospective vendors, suppliers, distributors or other business partners; (6) forecasts, projections, budgets, business plans, and expansion plans; (7) information regarding planned or pending acquisitions, divestitures or other business combinations; (8) trade secrets and proprietary information; (9) copyright applications, know-how, discoveries, inventions, improvements, techniques, processes, business methods, algorithms, software programs, software source documents and formulae, in each case regarding current, future or proposed products or services; (10) website designs, website content, proposed domain names, and data bases; (11) tool calibration charts; (12) mud composition and fluid services, including charts, formulae, and other data developed by the Company regarding the optimal use of drilling fluids; (13) computer and software programs for the determination of proper mud composition and weight; (14) training materials for mud engineers and other personnel; (15) maps, graphs, logs and other plans regarding well or drilling programs; (16) information regarding equipment rental services and mud barges and storage tanks; (17) information regarding the Company’s transportation and logistical support services; and (18) processes and knowhow relating to the Company’s cleaning services. For purposes of this Section, information regarding the Company shall include without limitation information of the business as conducted by the Company. “Confidential” means not generally available to the public. Information shall not be considered to be generally available to the public if it is made public by the Employee in violation of this Agreement or, to the knowledge of the Employee, by a third party who has no lawful right to disclose the information or who does so in violation of any contractual, legal or fiduciary obligation to the Company.
(ii)	In this Agreement, “Trade Secret” means information including, but not limited to, any of the Company’s technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, customer or client lists, lists of actual or potential referral sources, customers or suppliers, or other information similar to any of the foregoing, which (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
10.	Non-Competition. Employee acknowledges and agrees that he has technical and other expertise associated with the business of the Company which enhances the goodwill of the Company. In addition, Employee has valuable business contacts with clients and potential clients of the Company and with professionals in the industry which also enhances the goodwill of the Company. Furthermore, Employee’s expertise and the Company’s goodwill are an integral part of the success of the Company throughout the areas where it conducts business. If Employee deprives the Company of its goodwill or in any manner uses his expertise in competition with the Company in contravention of this Agreement, NYTEX and the Company will be deprived of the benefits they bargained for pursuant to the Transaction between them. Further, the Company has provided Employee with its Confidential Information and Trade Secrets, and continued access to such Confidential Information and Trade Secrets.
(i)	Accordingly, Employee agrees that from and after the Commencement Date and continuing for six (6) months from the date of employment terminates with the Company for any reason (the “Restriction Period”), Employee shall not do any one or more of the following, directly or indirectly:
(a)	engage in the “Business” anywhere in the territory consisting of the counties and parishes more fully set forth in Exhibit “D” hereto (the “Territory”) as of the Commencement Date, which Business is defined as: the sale, manufacture, distribution or transportation of fluids, chemicals or frac sands used in the drilling sector of the oil and gas industry and cleaning services associated with the oil and gas industry;

(b)	solicit or attempt to solicit any Person (as herein defined) who is or has been a customer, supplier, distributor, licensor, licensee or had any other business relation within the past five (5) calendar years, of the Employee, the Company, or the Business, to cease doing business with, or to alter or limit its business relationship with the Company or the Business; or

(c)	take any actions which are calculated to persuade any current or former employees, representatives or agents of the Company or the Business who have become employees, representatives or agents of the Business and the Company, to terminate their association with the Business and the Company, or hire or otherwise retain the services of any such employees, representatives or agents of the Business and the Company (whether on a full-time basis, part-time basis or otherwise and whether as an employee, independent contractor, advisor or in another capacity) who has been acting in such capacity or has acted in such capacity at any time within the six (6) month period immediately preceding such proposed date of hire or retention.
As consideration during the Restriction Period the Employee will be paid compensation based upon the then annual salary pro-rata for the six month period.

(ii)	The term “Person” shall mean any individual, corporation, company, firm, business, voluntary or other association, partnership, limited liability company, trust, estate, an unincorporated organization, or a government or any agency, instrumentality, or political subdivision thereof or any other entity of any kind.

(iii)	To “engage” in a business means: (1) to render services, as an independent contractor, employee, Employee, agent, advisor or otherwise, in (or with respect to) the Territory for that business, or (2) to own, manage, operate or control, as an owner, partner, member, shareholder or otherwise (or participate in the ownership, management, operation or control of) an enterprise engaged in that business in the Territory.

(iv)	Employee hereby acknowledges and agrees that the foregoing covenants are commercially reasonable and reasonably necessary to protect the Business and the Company and its affiliates or subsidiaries. Employee also specifically agrees and acknowledges that this Agreement is reasonable and enforceable. Employee further acknowledges that the above-referenced restrictive covenants are ancillary to or part of an otherwise enforceable agreement; specifically, Employee received the Company’s Confidential Information and Trade Secrets to perform his job. In return for the disclosure of the Confidential Information and Trade Secrets to Employee, the Company received from Employee the covenants set forth herein, and an agreement from Employee not to use or disclose any Confidential Information and Trade Secrets.

(v)	Nothing contained herein shall restrict the Employee from owning, as a passive investment, 5% or less of the equity securities of any Person in competition with the Business and the Company or any of its subsidiaries, which securities are listed on any national securities exchange or in the over-the-counter market, as long as Employee has no other business relationship, direct or indirect, with the issuer of such securities.
11.	Non-Solicitation. During the Restriction Period, the Employee shall not directly or indirectly, as owner, proprietor, employer, employee, shareholder (other than as the holder of less than five percent (5%) of the shares of a corporation or other entity, the securities of which are traded on a national securities exchange or in the over-the-counter-market), agent, partner, member, manager, director, officer, independent contractor, or otherwise: (a) employ or solicit, receive or attempt to receive the performance of any services by any employee of the Business or the Company; (b) contact or solicit any Customer (as hereinafter defined) or otherwise induce or solicit any Customer to enter into any business relationship with any person, firm or entity other than the Company relating to the Business; or (c) take any actions that directly or indirectly interfere with the Company’s relationships with its Customers or otherwise reduce the business of a Customer with the Business and the Company. For all purposes in this Agreement, the term “Customer” shall mean all persons or entities that are current, former, or future customers of the Employee and/or Francis Drilling at the date of this Agreement or at any time during the Restriction Period.

12.	Assignment of Inventions. The Employee hereby assigns to the Company his entire rights, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material (“Intellectual Property”), which may be conceived by the Employee or developed or acquired by him during the Term of this Agreement in connection with his duties under the Agreement, which pertain directly to the business of the Company. Any and all Intellectual Property created by Employee shall be owned by the Company. In the event that Employee creates any Intellectual Property that is awarded a copyright and/or patent by the United States Patent and Trademark Office, Employee agrees to immediately assign all right, title and interest in and to such patent to the Company, without further compensation, and to execute any and all documents required or necessary to effect such assignment.

13.	Termination. The Company may terminate Employee under this Agreement as follows:
(i)	Termination For Cause. The Company may, upon written notice effective immediately, terminate this Agreement for cause at any time if any of the following conditions exist:
(a)	if Employee should die, or become disabled for a period of more than ninety (90) consecutive days. “Disability” as used herein shall mean any physical, emotional or mental injury, illness or incapacity, which renders Employee unable, with reasonable accommodation from the Company, to perform the duties required of Employee under this Agreement. The existence of any disability shall be determined by a physician selected by the Company.

(b)	if Employee is grossly negligent in the performance of his job duties or breaches any duty of loyalty or fiduciary duty owed to the Company;

(c)	if Employee should be convicted of any crime involving, but not limited to, fraud, theft, dishonesty and/or which has the potential to reflect negatively on the Company;

(d)	if Employee commits any misconduct in the course and scope of his employment, including but not limited, to an unethical, willful, and intentional act having the effect of injuring the reputation, business, goodwill, or business relationship of the Company; or

(e)	if Employee should otherwise breach or fail to comply in any material respect with the terms and conditions of this Agreement.
If this Agreement is terminated for cause, Employee shall only be entitled to base salary compensation earned by him prior to the date of termination as provided herein computed on a pro rata basis to and including such date of termination. The parties expressly agree that Employee shall be entitled to no further compensation of any kind as of the date of termination of this Agreement for cause specifically including, but not limited to, any full or pro-rata amount of restricted stock, stock options, or other stock-based awards, unearned bonuses or severance pay. Any termination of this Agreement for cause shall be without prejudice to any right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.
(ii)	Termination Without Cause. The Company may terminate Employee’s employment under this Agreement at any time, without cause, upon ten (10) days’ written notice. In the event of any such termination without cause, the Company agrees to pay to Employee only the following: (i) the portion of the current base annual salary earned and unpaid through the date of termination; (ii) any Bonuses or stock incentive awards otherwise due to Employee through the date of termination; (iii) the value of any accrued but unused vacation, holiday, or personal leave time in accordance with the Company’s policies; and (iv) six months of compensation based upon then annual salary.

(iii)	Termination By Employee. Employee may terminate or resign Employee’s employment under this Agreement at any time, upon ten (10) days’ written notice. In the event Employee terminates this Agreement, the Company agrees to pay to Employee only the following: (i) the portion of the current Base salary earned and unpaid through the date of termination; and (ii) any business expenses otherwise due to Employee through such date of termination. The parties expressly agree that Employee shall be entitled to no further compensation of any kind, as of the date of termination of this Agreement by the Employee specifically including, but not limited to, any full or pro-rata amount of any Bonuses, restricted stock, stock options, or other stock-based awards, severance pay, or other benefits.
14.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of Louisiana.

15.	Waiver. A party’s failure to insist on compliance or enforcement of any term of this Agreement shall not affect the validity or enforceability, or constitute a waiver, of future enforcement of said term, or any other term of this Agreement by said party or the other party (as provided in this Agreement).

16.	Severability. If any provision of this Agreement is determined by an arbitrator or a court of competent jurisdiction to be illegal or unenforceable, such provision shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law or equity while preserving its original intent. The invalidity of any part of this Agreement shall not render invalid the remainder of this Agreement.

17.	Assignment. Neither party shall have the right to assign its rights or obligations hereunder without the prior written consent of the other party. Any proposed assignment shall be deemed null and void.

18.	Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter contained herein and supersedes all prior and contemporaneous undertakings and agreements of the parties, whether written or oral, with respect to the subject matter herein.

19.	Amendment. This Agreement shall not be modified, amended, or otherwise supplemented except by a writing signed by both parties.

20.	Headings. The headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.	Parties Bound. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

22.	Counterparts. This Agreement may be executed in two or more counterparts, sent by facsimile or transmitted electronically in either tagged image format (.tif), or portable document format (.pdf), any of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

23.	Binding Arbitration and Venue. Upon any dispute arising out of or pursuant to this Agreement, the parties shall first engage in written negotiations to resolve such dispute. In the event that the parties are unable to resolve such dispute within ten (10) business days after written notice of same is received, such dispute shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association by filing a demand for arbitration. The venue for such arbitration proceedings shall be: in Lafayette, Louisiana. After completion of the arbitration and issuance of an award, judgment upon any award may be entered in any court having jurisdiction thereof. This Section shall not limit any party’s right to obtain any provisional or equitable remedy, including, without limitation, injunctive relief from any court of competent jurisdiction, as may be necessary in the sole judgment of such party to protect its rights. The party who does not substantially prevail in the arbitration shall be liable for the costs of the arbitration and any and all of the reasonable costs (including, without limitation, reasonable attorney’s fees) incurred by the party who substantially prevails in the arbitration.

     IN WITNESS WHEREOF, the parties have executed this Agreement which is effective on the date first above written.

FRANCIS DRILLING FLUIDS, LTD. a Louisiana Corporation
By:	/s/ Michael G. Francis
Name: Michael G. Francis
	Title:	President

NYTEX ENERGY HOLDINGS, INC. a Delaware Corporation
By:	/s/ Michael Galvis
	Name:	Michael Galvis
	Title:	President

/s/ Jude N. Gregory
JUDE N. GREGORY, Employee

EXHIBIT “A”
QUARTERLY BONUS
Employee may receive a quarterly bonus of $5,000 based upon the achievement of certain goals and objectives of the Company outlined by the Company prior to the start of each fiscal year. The quarterly bonus, if earned by the Employee, may be paid within 45 days of the Company’s quarter ending.
ANNUAL BONUS
In addition, the Employee may receive an annual bonus of $20,000 based upon the achievement of certain goals and objectives of the Company outlined by the Company prior to the start of each fiscal year. The annual bonus, if earned by the Employee, may be paid within 75 days of the Company’s fiscal year end.

EXHIBIT “B”
STOCK COMPENSATION PLAN FOR JUDE N. GREGORY
Jude N. Gregory will be eligible to participate in a stock compensation plan for key employees of the Company and his shares of NYTEX common stock will be granted, upon the attainment of performance or employment benchmarks to be specified, as follows:
•	2010; 50,000 shares of NYTEX common stock upon the execution of the Agreement by both parties.

•	November 22, 2011; 75,000 shares of NYTEX common stock.

•	November 22, 2012; 75,000 shares of NYTEX common stock.
Any award of restricted stock made to Jude N. Gregory shall be subject to non-transferability and forfeitability, but shall vest (i.e. become free of such restrictions) over a (3) three-year period in equal amounts per year.

EXHIBIT “C”
ADDENDUM: POSITION RESULTS DESCRIPTION FOR
VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
The Company Description of Goals and Key Result Areas.
•	To provide management with current and accurate financial information for the Company on which to base current and future decisions.

•	To lead and manage subordinates so as to arrive at the ultimate goal of providing current and accurate financial information.
KEY RESULT AREAS (“KRA”) FINANCIAL WORK:
     This KRA will have been satisfactorily performed when:
1.	Cash management function performed on a daily basis.

2.	Yearly expense and capital budgets will be prepared within 30 days of the end of the Company’s fiscal year end.

3.	Potential borrowing needs for the fiscal year are communicated to NYTEX Energy Holdings, Inc’s CFO at the beginning of each fiscal year.

4.	Quarterly budget meetings are held by the 30th of the month following quarter end.

5.	Perform monthly financial statement analysis by the 20th of the following month.

6.	Weekly cash and sales reports are prepared for the president by 2:00pm each Monday.

7.	Monthly Financial Reports are provided to the President & CEO and EVP by the 20th of each month.

8.	Quarterly consolidated financial statement and compliance worksheets for bank are prepared and mailed by the 20th of the month following the end of the quarter.

9.	Meetings with financial institutions are held on an “as needed” basis.

10.	Audit schedules are prepared at end of fiscal year and given to the independent auditors within 60 days of fiscal year end.

11.	Corporate 1120 tax payments and related deposits are made quarterly.

12.	Financial arrangements are made with institutions with regards to insurance, fleet, etc.

13.	Tax planning is completed within 30 days prior to fiscal year end to determine bonuses and charitable giving.

14.	Weekly check runs are reviewed and approved by Thursday.

15.	Checks under $10,000 are countersigned daily.

16.	W-2 and 1099 information are reviewed by January 31.

17.	Vehicle allowances are completed by December 31.

18.	General ledger accounts are analyzed monthly.
ADMINISTRATION:
     This KRA will have been satisfactorily performed when:
1.	Insurance information is compiled by July 1st and submitted to agents to provide quotes for the upcoming year. Quotes are evaluated and presented to President for final approval.

2.	Consultations are held with independent auditors with reference to any current problems.

3.	Meetings are held on an as need basis with the President & CEO and EVP.

4.	Accounts receivable aging is reviewed monthly and collection calls are made to slow paying customers.
DEVELOPMENT:
     This KRA will have been satisfactorily performed when:
1.	Accounting software changes are made to enhance efficiency of employees.

2.	Accounting policies and procedures are developed, implemented, and reviewed for accuracy and effectiveness.
HUMAN RESOURCES:
     This KRA will have been satisfactorily performed when:
1.	Needs of subordinates are understood and complied with, if possible.

2.	Subordinate’s reviews are completed by the 10th of July each year.
CUSTOMER SATISFACTION:

     This KRA will have been satisfactorily performed when:
1.	Customer complaints are handled in a timely manner. If complaint exists after 48 hours, President will be notified.
Problems are analyzed and steps taken to prevent reoccurrence.

EXHIBIT “D”
TERRITORY OF NON-COMPETITION PROVISIONS OF EMPLOYMENT
AGREEMENT
“Territory” as defined in Paragraph 10 (i) (a) of the Agreement shall include the following counties and parishes where the Company is doing business and providing services and products;
A.	Louisiana

1.	Acadia

2.	Allen

3.	Ascension

4.	Assumption

5.	Avoyelles

6.	Beauregard

7.	Bienville

8.	Bossier

9.	Caddo

10.	Calcasieu

11.	Caldwell

12.	Cameron

13.	Desoto

14.	East Baton Rouge

15.	East Feliciana

16.	Evangeline

17.	Iberia

18.	Iberville

19.	Jefferson

20.	Jefferson Davis

21.	Lafayette

22.	Lafourche

23.	LaSalle

24.	Livingston

25.	Natchitoches

26.	Orleans

27.	St. Martin

28.	St. Mary

29.	St. Tammany

30.	Tangipahoa

31.	Terrebonne

32.	Vermilion

33.	Vernon

34.	Washington

35.	Webster

36.	West Baton Rouge

37.	West Feliciana

A.	Oklahoma

1.	Pontotoc County

2.	Sequoyah County

B.	Texas

1.	Dallas County

2.	Ector County

3.	Jim Wells County

4.	Liberty County

5.	Marion County

6.	Victoria County

7.	Winkler County

C.	Wyoming

1.	Sweetwater County